Exhibit 99.1

BRE CORPORATE NEWS Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES APPOINTS JOHN A. SCHISSEL AS CHIEF FINANCIAL OFFICER

August 11, 2009 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the appointment of John A. Schissel to executive vice president and chief financial officer, effective October 5, 2009. Schissel succeeds Edward F. Lange, Jr., in the CFO role. Lange will continue to serve as the company’s chief operating officer, a position he has held since 2007.

Schissel, 43, will be responsible for all corporate-related accounting, treasury and finance activities; investor relations; capital formation; internal audit; and Sarbanes-Oxley compliance.

“We are pleased to welcome John Schissel to BRE,” said BRE President and Chief Executive Officer Constance B.

Moore. “Members of our management team have known and worked with John for almost 10 years. For a period of time, he worked as our lead investment banker at Wachovia, and we followed his progress at Columbia Equity Trust and Carr Properties. His command of the capital markets, overall real estate experience, and disciplined management approach make him a strong strategic fit for the company.”

Since 2004, Schissel has served as executive vice president, chief financial officer and board member for Carr Properties. In this position, he directed the successful initial public offering effort of Columbia Equity Trust (Carr Properties’ predecessor) in 2005. Two years later, he helped lead the successful sale of Columbia, valued at more than $500 million, to JP Morgan Asset Management’s Special Situation Property Fund. From 1991 to 2004, Schissel worked at Wachovia Securities (and predecessor institutions), where he assisted in the launch of the firm’s REIT Corporate Banking Group, serving as senior vice president, and later as a director in the firm’s Real Estate Corporate Finance Group. At Wachovia, he originated and/or executed on an extensive range of capital-raising and financial advisory real estate transactions, many within the multifamily sector, totaling more than $6 billion, including a $115 million common equity issuance and a $100 million preferred equity transaction for BRE Properties.

Schissel holds a bachelor’s degree in business administration and finance from Georgetown University.

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 74 apartment communities totaling 21,485 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,526 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com. (Property Data as of 6/30/09)

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